Exhibit 99.1

Unaudited Attributed Financial Information for Tracking Stock Groups

During November 2015, Liberty Media Corporation’s (“Liberty”) board of directors authorized management to pursue a reclassification of the Company’s common stock into three new tracking stock groups, one to be designated as the Liberty Braves tracking stock, one to be designated as the Liberty Media tracking stock and one to be designated as the Liberty SiriusXM tracking stock (the “Recapitalization”), and to cause to be distributed subscription rights related to the Liberty Braves tracking stock following the creation of the new tracking stocks. The Recapitalization was completed on April 15, 2016 and the newly issued shares commenced trading or quotation in the regular way on the Nasdaq Global Select Market or the OTC Markets, as applicable, on Monday, April 18, 2016.  Shortly following the completion of the second closing of the acquisition of Formula 1 on January 23, 2017, the Liberty Media Group was renamed the Liberty Formula One Group.  Historical information of the Liberty Media Group and Liberty Media common stock is referred to herein as the Formula One Group and Liberty Formula One common stock, respectively.

The following tables present our assets and liabilities as of December 31, 2017 and December 31, 2016  and revenue, expenses and cash flows for the years ended December 31, 2017,  2016, and 2015. The tables further present our assets, liabilities, revenue, expenses and cash flows that are attributed to the Liberty SiriusXM Group, Braves Group and the Formula One Group, respectively. The financial information should be read in conjunction with our consolidated financial statements for the year ended December 31, 2017 included in this Annual Report on Form 10-K.

The attributed financial information presented herein has been prepared assuming this attribution had been completed as of January 1, 2014. However, this attribution of historical financial information does not purport to be what actual results and balances would have been if such attribution had actually occurred and been in place during these periods. Therefore, the attributed net earnings (losses) presented in the unaudited attributed financial information are not the same as the net earnings (losses) reflected in the Liberty consolidated financial statements included in this Annual Report on Form 10-K. The net earnings (losses) attributed to the Liberty SiriusXM common stock, Liberty Braves common stock and Liberty Formula One common stock for purposes of those financial statements only relates to the period after the Recapitalization.

Notwithstanding the following attribution of assets, liabilities, revenue, expenses and cash flows to the Liberty SiriusXM Group, Braves Group and the Formula One Group, our tracking stock capital structure does not affect the ownership or the respective legal title to our assets or responsibility for our liabilities. We and our subsidiaries are each responsible for our respective liabilities. Holders of Liberty SiriusXM common stock, Liberty Braves common stock and Liberty Formula One common stock are holders of our common stock and are subject to risks associated with an investment in our company and all of our businesses, assets and liabilities. The issuance of Liberty SiriusXM common stock, Liberty Braves common stock and Liberty Formula One common stock does not affect the rights of our creditors.

SUMMARY ATTRIBUTED FINANCIAL DATA

Liberty SiriusXM Group

Summary Balance Sheet Data:

	December 31,	December 31,
	2017	2016
	amounts in millions
Cash and cash equivalents	$615	287
Investments in affiliates, accounted for using the equity method	$672	164
Intangible assets not subject to amortization	$23,778	23,695
Intangible assets subject to amortization, net	$972	998
Total assets	$28,530	27,051
Deferred revenue	$1,882	1,833
Long-term debt, including current portion	$7,496	6,107
Deferred tax liabilities	$1,447	1,967
Attributed net assets	$10,861	10,085
Noncontrolling interest	$5,615	5,945

Summary Statement of Operations Data:

	Years ended December 31,
	2017	2016	2015
	amounts in millions
Revenue	$5,425	5,014	4,552
Cost of subscriber services (1)	$(2,102)	(1,994)	(1,823)
Subscriber acquisition costs	$(499)	(513)	(533)
Other operating expenses (1)	$(113)	(82)	(73)
Selling, general and administrative expense (1)	$(812)	(761)	(728)
Operating income (loss)	$1,547	1,352	1,073
Interest expense	$(356)	(342)	(307)
Income tax (expense) benefit	$466	(341)	(322)
Net earnings (loss) attributable to noncontrolling interests	$535	244	184
Earnings (loss) attributable to Liberty stockholders	$1,124	413	259

(1)	Includes stock-based compensation expense as follows:

	Years ended December 31,
	2017	2016	2015
	amounts in millions
Cost of subscriber services	$36	30	32
Other operating expenses	16	13	18
Selling, general and administrative expense	98	85	107
	$150	128	157

Braves Group

Summary Balance Sheet Data:

	December 31,	December 31,
	2017	2016
	amounts in millions
Cash and cash equivalents	$132	107
Property and equipment, net	$1,099	930
Investments in affiliates, accounted for using the equity method	$145	61
Intangible assets not subject to amortization	$323	323
Intangible assets subject to amortization, net	$49	73
Total assets	$1,866	1,548
Deferred revenue	$51	44
Long-term debt, including current portion	$662	328
Deferred tax liabilities	$62	48
Attributed net assets	$413	385

Summary Statement of Operations Data:

	Years ended December 31,
	2017	2016	2015
	amounts in millions
Revenue	$386	262	243
Selling, general and administrative expense (1)	$(151)	(67)	(61)
Operating income (loss)	$(113)	(61)	(38)
Share of earnings (losses) of affiliates, net	$78	9	9
Income tax (expense) benefit	$36	17	10
Earnings (loss) attributable to Liberty stockholders	$(25)	(62)	(20)

(1)	Includes stock-based compensation of $48 million, $9 million, and $10 million for the years ended December 31, 2017, 2016 and 2015, respectively.

Formula One Group

Summary Balance Sheet Data:

	December 31,	December 31,
	2017	2016
	amounts in millions
Cash and cash equivalents	$282	168
Investments in available for sale securities and other cost investments	$526	1,301
Investments in affiliates, accounted for using the equity method	$933	892
Intangible assets not subject to amortization	$3,956	—
Intangible assets subject to amortization, net	$5,110	1
Total assets	$11,802	2,995
Long-term debt, including current portion	$5,796	1,583
Attributed net assets	$5,669	1,286

Summary Statement of Operations Data:

	Years ended December 31,
	2017	2016	2015
	amounts in millions
Revenue	$1,783	—	—
Cost of Formula 1 revenue	$1,219	—	—
Selling, general and administrative expense (1)	$(199)	(58)	(72)
Legal settlement	$—	511	—
Operating income (loss)	$(40)	443	(81)
Interest expense	$(220)	(19)	(20)
Share of earnings (losses) of affiliates, net	$(3)	(8)	(48)
Realized and unrealized gains (losses) on financial instruments, net	$(72)	36	(140)
Income tax (expense) benefit	$561	(171)	102
Earnings (loss) attributable to Liberty stockholders	$255	329	(175)

(1)	Includes stock-based compensation of $32 million, $13 million, and $37 million for the years ended December 31, 2017, 2016, and 2015, respectively.

BALANCE SHEET INFORMATION

December 31, 2017

(unaudited)

	Attributed (note 1)
	Liberty
	SiriusXM	Braves	Formula One	Inter-Group	Consolidated
	Group	Group	Group	Eliminations	Liberty
	amounts in millions
Assets
Current assets:
Cash and cash equivalents	$615	132	282	—	1,029
Trade and other receivables, net	242	32	84	—	358
Other current assets	207	56	113	—	376
Total current assets	1,064	220	479	—	1,763
Intergroup interest in the Braves Group (note 1)	—	—	202	(202)	—
Investments in available-for-sale securities and other cost investments (note 1)	580	8	526	—	1,114
Investments in affiliates, accounted for using the equity method (note 1)	672	145	933	—	1,750

Property and equipment, at cost	2,274	1,150	172	—	3,596
Accumulated depreciation	(927)	(51)	(77)	—	(1,055)
	1,347	1,099	95	—	2,541

Intangible assets not subject to amortization
Goodwill	14,247	180	3,956	—	18,383
FCC licenses	8,600	—	—	—	8,600
Other	931	143	—	—	1,074
	23,778	323	3,956	—	28,057
Intangible assets subject to amortization, net	972	49	5,110	—	6,131
Other assets	117	22	501	—	640
Total assets	$28,530	1,866	11,802	(202)	41,996

Liabilities and Equity
Current liabilities:
Intergroup payable (receivable) (note 4)	$9	(39)	30	—	—
Accounts payable and accrued liabilities	934	58	258	—	1,250
Current portion of debt (note 1)	755	13	—	—	768
Deferred revenue	1,882	51	8	—	1,941
Other current liabilities	3	8	9	—	20
Total current liabilities	3,583	91	305	—	3,979
Long-term debt (note 1)	6,741	649	5,796	—	13,186
Deferred income tax liabilities (note 3)	1,447	62	(31)	—	1,478
Redeemable intergroup interest (note 1)	—	202	—	(202)	—
Other liabilities	283	435	61	—	779
Total liabilities	12,054	1,439	6,131	(202)	19,422
Equity / Attributed net assets	10,861	413	5,669	—	16,943
Noncontrolling interests in equity of subsidiaries	5,615	14	2	—	5,631
Total liabilities and equity	$28,530	1,866	11,802	(202)	41,996

BALANCE SHEET INFORMATION

December 31, 2016

(unaudited)

	Attributed (note 1)
	Liberty
	SiriusXM	Braves	Formula One	Inter-Group	Consolidated
	Group	Group	Group	Eliminations	Liberty
	amounts in millions
Assets
Current assets:
Cash and cash equivalents	$287	107	168	—	562
Trade and other receivables, net	223	15	2	—	240
Other current assets	206	17	5	(1)	227
Total current assets	716	139	175	(1)	1,029
Intergroup interest in the Braves Group (note 1)	—	—	187	(187)	—
Investments in available-for-sale securities and other cost investments (note 1)	—	8	1,301	—	1,309
Investments in affiliates, accounted for using the equity method (note 1)	164	61	892	—	1,117

Property and equipment, at cost	2,079	943	160	—	3,182
Accumulated depreciation	(746)	(13)	(71)	—	(830)
	1,333	930	89	—	2,352

Intangible assets not subject to amortization
Goodwill	14,165	180	—	—	14,345
FCC licenses	8,600	—	—	—	8,600
Other	930	143	—	—	1,073
	23,695	323	—	—	24,018
Intangible assets subject to amortization, net	998	73	1	—	1,072
Other assets	145	14	350	(29)	480
Total assets	$27,051	1,548	2,995	(217)	31,377

Liabilities and Equity
Current liabilities:
Intergroup payable (receivable) (note 4)	$5	(17)	12	—	—
Accounts payable and accrued liabilities	828	141	16	—	985
Current portion of debt (note 1)	5	—	—	—	5
Deferred revenue	1,833	44	—	—	1,877
Other current liabilities	3	—	3	(1)	5
Total current liabilities	2,674	168	31	(1)	2,872
Long-term debt (note 1)	6,102	328	1,583	—	8,013
Deferred income tax liabilities (note 3)	1,967	48	39	(29)	2,025
Redeemable intergroup interest (note 1)	—	187	—	(187)	—
Other liabilities	278	417	56	—	751
Total liabilities	11,021	1,148	1,709	(217)	13,661
Equity / Attributed net assets	10,085	385	1,286	—	11,756
Noncontrolling interests in equity of subsidiaries	5,945	15	—	—	5,960
Total liabilities and equity	$27,051	1,548	2,995	(217)	31,377

STATEMENT OF OPERATIONS INFORMATION

December 31, 2017

(unaudited)

	Attributed (note 1)
	Liberty
	SiriusXM	Braves	Formula One	Consolidated
	Group	Group	Group	Liberty
	amounts in millions
Revenue:
Subscriber revenue	$4,473	—	—	4,473
Formula 1 revenue	—	—	1,783	1,783
Other revenue	952	386	—	1,338
Total revenue	5,425	386	1,783	7,594
Operating costs and expenses, including stock-based compensation (note 2):
Cost of subscriber services (exclusive of depreciation shown separately below):
Revenue share and royalties	1,210	—	—	1,210
Programming and content	388	—	—	388
Customer service and billing	385	—	—	385
Other	119	—	—	119
Cost of Formula 1 revenue	—	—	1,219	1,219
Subscriber acquisition costs	499	—	—	499
Other operating expenses	113	281	—	394
Selling, general and administrative	812	151	199	1,162
Depreciation and amortization	352	67	405	824
	3,878	499	1,823	6,200
Operating income (loss)	1,547	(113)	(40)	1,394
Other income (expense):
Interest expense	(356)	(15)	(220)	(591)
Share of earnings (losses) of affiliates, net	29	78	(3)	104
Unrealized gain/(loss) on inter-group interest	—	(15)	15	—
Realized and unrealized gains (losses) on financial instruments, net	(16)	—	(72)	(88)
Other, net	(11)	3	16	8
	(354)	51	(264)	(567)
Earnings (loss) before income taxes	1,193	(62)	(304)	827
Income tax (expense) benefit (note 3)	466	36	561	1,063
Net earnings (loss)	1,659	(26)	257	1,890
Less net earnings (loss) attributable to the noncontrolling interests	535	(1)	2	536
Net earnings (loss) attributable to Liberty stockholders	$1,124	(25)	255	1,354

STATEMENT OF OPERATIONS INFORMATION

December 31, 2016

 (unaudited)

	Attributed (note 1)
	Liberty
	SiriusXM	Braves	Formula One	Consolidated
	Group	Group	Group	Liberty
	amounts in millions
Revenue:
Subscriber revenue	$4,194	—	—	4,194
Other revenue	820	262	—	1,082
Total revenue	5,014	262	—	5,276
Operating costs and expenses, including stock-based compensation (note 2):
Cost of subscriber services (exclusive of depreciation shown separately below):
Revenue share and royalties	1,109	—	—	1,109
Programming and content	354	—	—	354
Customer service and billing	387	—	—	387
Other	144	—	—	144
Subscriber acquisition costs	513	—	—	513
Other operating expenses	82	224	—	306
Selling, general and administrative	761	67	58	886
Legal settlement, net	—	—	(511)	(511)
Depreciation and amortization	312	32	10	354
	3,662	323	(443)	3,542
Operating income (loss)	1,352	(61)	443	1,734
Other income (expense):
Interest expense	(342)	(1)	(19)	(362)
Share of earnings (losses) of affiliates, net	13	9	(8)	14
Unrealized gain/(loss) on inter-group interest	—	(27)	27	—
Realized and unrealized gains (losses) on financial instruments, net	—	1	36	37
Other, net	(25)	—	21	(4)
	(354)	(18)	57	(315)
Earnings (loss) before income taxes	998	(79)	500	1,419
Income tax (expense) benefit (note 3)	(341)	17	(171)	(495)
Net earnings (loss)	657	(62)	329	924
Less net earnings (loss) attributable to the noncontrolling interests	244	—	—	244
Net earnings (loss) attributable to Liberty stockholders	$413	(62)	329	680

STATEMENT OF OPERATIONS INFORMATION

December 31, 2015

 (unaudited)

	Attributed (note 1)
	Liberty
	SiriusXM	Braves	Formula One	Consolidated
	Group	Group	Group	Liberty
	amounts in millions
Revenue:
Subscriber revenue	$3,807	—	—	3,807
Other revenue	745	243	—	988
Total revenue	4,552	243	—	4,795
Operating costs and expenses, including stock-based compensation (note 2):
Cost of subscriber services (exclusive of depreciation shown separately below):
Revenue share and royalties	1,035	—	—	1,035
Programming and content	267	—	—	267
Customer service and billing	380	—	—	380
Other	141	—	—	141
Subscriber acquisition costs	533	—	—	533
Other operating expenses	73	189	—	262
Selling, general and administrative	728	61	72	861
Depreciation and amortization	322	31	9	362
	3,479	281	81	3,841
Operating income (loss)	1,073	(38)	(81)	954
Other income (expense):
Interest expense	(307)	(1)	(20)	(328)
Share of earnings (losses) of affiliates, net	(1)	9	(48)	(40)
Realized and unrealized gains (losses) on financial instruments, net	—	—	(140)	(140)
Other, net	—	—	12	12
	(308)	8	(196)	(496)
Earnings (loss) before income taxes	765	(30)	(277)	458
Income tax (expense) benefit (note 3)	(322)	10	102	(210)
Net earnings (loss)	443	(20)	(175)	248
Less net earnings (loss) attributable to the noncontrolling interests	184	—	—	184
Net earnings (loss) attributable to Liberty stockholders	$259	(20)	(175)	64

STATEMENT OF CASH FLOWS INFORMATION

December 31, 2017

(unaudited)

	Attributed (note 1)
	Liberty
	SiriusXM	Braves	Formula One	Consolidated
	Group	Group	Group	Liberty
	amounts in millions
Cash flows from operating activities:
Net earnings (loss)	$1,659	(26)	257	1,890
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	352	67	405	824
Stock-based compensation	150	48	32	230
Share of (earnings) loss of affiliates, net	(29)	(78)	3	(104)
Unrealized (gains) losses on intergroup interest, net	—	15	(15)	—
Realized and unrealized (gains) losses on financial instruments, net	16	—	72	88
Noncash interest expense	7	3	6	16
Losses (gains) on dilution of investment in affiliate	—	—	(3)	(3)
Loss on early extinguishment of debt	35	5	8	48
Deferred income tax expense (benefit)	(492)	2	(574)	(1,064)
Intergroup tax allocation	(6)	(39)	45	—
Intergroup tax (payments) receipts	4	15	(19)	—
Other charges (credits), net	(4)	18	(10)	4
Changes in operating assets and liabilities
Current and other assets	30	(57)	77	50
Payables and other liabilities	127	(15)	(359)	(247)
Net cash provided (used) by operating activities	1,849	(42)	(75)	1,732
Cash flows from investing activities:
Cash proceeds from dispositions of investments	—	5	16	21
Net cash paid for the acquisition of Formula 1	—	—	(1,647)	(1,647)
Investments in and loans to cost and equity investees	(851)	(2)	(9)	(862)
Capital expended for property and equipment	(288)	(219)	(10)	(517)
Other investing activities, net	(115)	(5)	(12)	(132)
Net cash provided (used) by investing activities	(1,254)	(221)	(1,662)	(3,137)
Cash flows from financing activities:
Borrowings of debt	4,553	544	1,600	6,697
Repayments of debt	(3,216)	(218)	(1,673)	(5,107)
Proceeds from issuance of Series C Liberty Formula One common stock	—	—	1,938	1,938
Shares repurchased by subsidiary	(1,409)	—	—	(1,409)
Cash dividends paid by subsidiary	(60)	—	—	(60)
Taxes paid in lieu of shares issued for stock-based compensation	(100)	(30)	(5)	(135)
Other financing activities, net	(35)	(8)	(13)	(56)
Net cash provided (used) by financing activities	(267)	288	1,847	1,868
Effect of foreign exchange rates on cash and cash equivalents	—	—	4	4
Net increase (decrease) in cash and cash equivalents	328	25	114	467
Cash and cash equivalents at beginning of period	287	107	168	562
Cash and cash equivalents at end of period	$615	132	282	1,029

STATEMENT OF CASH FLOWS INFORMATION

December 31, 2016

 (unaudited)

	Attributed (note 1)
	Liberty
	SiriusXM	Braves	Formula One	Consolidated
	Group	Group	Group	Liberty
	amounts in millions
Cash flows from operating activities:
Net earnings (loss)	$657	(62)	329	924
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	312	32	10	354
Stock-based compensation	128	9	13	150
Share of (earnings) loss of affiliates, net	(13)	(9)	8	(14)
Unrealized (gains) losses on intergroup interest, net	—	27	(27)	—
Realized and unrealized (gains) losses on financial instruments, net	—	(1)	(36)	(37)
Noncash interest expense	6	5	—	11
Loss on early extinguishment of debt	24	—	—	24
Deferred income tax expense (benefit)	332	1	94	427
Intergroup tax allocation	(13)	(19)	32	—
Intergroup tax (payments) receipts	7	7	(14)	—
Other charges (credits), net	21	11	(2)	30
Changes in operating assets and liabilities
Current and other assets	59	(17)	(17)	25
Payables and other liabilities	184	105	(12)	277
Net cash provided (used) by operating activities	1,704	89	378	2,171
Cash flows from investing activities:
Cash proceeds from dispositions of investments	—	—	62	62
Proceeds (payments) from settlement of financial instruments, net	—	—	(1)	(1)
Investments in and loans to cost and equity investees	—	(20)	(764)	(784)
Repayment of loans and other cash receipts from cost and equity investees	—	—	48	48
Capital expended for property and equipment	(206)	(360)	(2)	(568)
Purchases of short term investments and other marketable securities	—	—	(258)	(258)
Sales of short term investments and other marketable securities	—	—	273	273
Other investing activities, net	(4)	(33)	1	(36)
Net cash provided (used) by investing activities	(210)	(413)	(641)	(1,264)
Cash flows from financing activities:
Borrowings of debt	1,847	460	438	2,745
Repayments of debt	(1,471)	(276)	(2)	(1,749)
Intergroup (payments) receipts	58	16	(74)	—
Shares repurchased by subsidiary	(1,674)	—	—	(1,674)
Braves Rights Offering	—	203	—	203
Cash dividends paid by subsidiary	(16)	—	—	(16)
Taxes paid in lieu of shares issued for stock-based compensation	(47)	—	(11)	(58)
Other financing activities, net	(16)	15	4	3
Net cash provided (used) by financing activities	(1,319)	418	355	(546)
Net increase (decrease) in cash and cash equivalents	175	94	92	361
Cash and cash equivalents at beginning of period	112	13	76	201
Cash and cash equivalents at end of period	$287	107	168	562

STATEMENT OF CASH FLOWS INFORMATION

December 31, 2015

 (unaudited)

	Attributed (note 1)
	Liberty
	SiriusXM	Braves	Formula One	Consolidated
	Group	Group	Group	Liberty
	amounts in millions
Cash flows from operating activities:
Net earnings (loss)	$443	(20)	(175)	248
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	322	31	9	362
Stock-based compensation	157	10	37	204
Share of (earnings) loss of affiliates, net	1	(9)	48	40
Realized and unrealized (gains) losses on financial instruments, net	—	—	140	140
Noncash interest expense	6	—	—	6
Losses (gains) on dilution of investments in affiliate	—	—	1	1
Deferred income tax expense (benefit)	290	(6)	(109)	175
Intergroup tax allocation	(4)	(4)	8	—
Intergroup tax (payments) receipts	—	1	(1)	—
Other charges (credits), net	15	—	4	19
Changes in operating assets and liabilities
Current and other assets	(220)	9	3	(208)
Payables and other liabilities	212	33	—	245
Net cash provided (used) by operating activities	1,222	45	(35)	1,232
Cash flows from investing activities:
Cash proceeds from dispositions of investments	—	24	151	175
Proceeds (payments) from settlement of financial instruments, net	—	—	(322)	(322)
Investments in and loans to cost and equity investments	—	—	(19)	(19)
Capital expended for property and equipment	(135)	(128)	(33)	(296)
Purchases of short term investments and other marketable securities	—	—	(174)	(174)
Sales of short term investments and other marketable securities	—	—	358	358
Other investing activities, net	—	(9)	1	(8)
Net cash provided (used) by investing activities	(135)	(113)	(38)	(286)
Cash flows from financing activities:
Borrowings of debt	1,978	197	38	2,213
Repayments of debt	(1,038)	(158)	—	(1,196)
Intergroup (payments) receipts	9	31	(40)	—
Repurchases of Liberty common stock	—	—	(350)	(350)
Shares repurchased by subsidiary	(2,018)	—	—	(2,018)
Taxes paid in lieu of shares issued for stock-based compensation	(54)	—	(26)	(80)
Other financing activities, net	—	—	5	5
Net cash provided (used) by financing activities	(1,123)	70	(373)	(1,426)
Net increase (decrease) in cash and cash equivalents	(36)	2	(446)	(480)
Cash and cash equivalents at beginning of period	148	11	522	681
Cash and cash equivalents at end of period	$112	13	76	201

Notes to Attributed Financial Information (Continued)

(unaudited)

(1)

As discussed above and in note 2 the accompanying consolidated financial statements, on April 15, 2016 Liberty completed a recapitalization of Liberty Media Corporation’s (“Liberty” or the “Company”) common stock into three new tracking stock groups, one designated as the Liberty Braves common stock, one designated as the Liberty Media common stock and one designated as the Liberty SiriusXM common stock (the “Recapitalization”). Upon completion of the Second Closing of the acquisition of Formula 1 on January 23, 2017, as discussed below, the Liberty Media Group was renamed the Liberty Formula One Group (the “Formula One Group”).

A tracking stock is a type of common stock that the issuing company intends to reflect or "track" the economic performance of a particular business or "group," rather than the economic performance of the company as a whole. While the Liberty SiriusXM Group, Braves Group and Formula One Group have separate collections of businesses, assets and liabilities attributed to them, no group is a separate legal entity and therefore cannot own assets, issue securities or enter into legally binding agreements. Therefore, the Liberty SiriusXM Group, Braves Group and Formula One Group do not represent separate legal entities, but rather represent those businesses, assets and liabilities that have been attributed to each respective group. Holders of tracking stock have no direct claim to the group's stock or assets and therefore, do not own, by virtue of their ownership of a Liberty tracking stock, any equity or voting interest in a company, such as Sirius XM Holdings Inc. (“SIRIUS XM”), Formula 1 or Live Nation Entertainment, Inc. (“Live Nation”), in which Liberty holds an interest and that is attributed to a Liberty tracking stock group, such as the Liberty SiriusXM Group or the Formula One Group. Holders of tracking stock are also not represented by separate boards of directors. Instead, holders of tracking stock are stockholders of the parent corporation, with a single board of directors and subject to all of the risks and liabilities of the parent corporation.

The Liberty SiriusXM Group is comprised of our consolidated subsidiary, SIRIUS XM, corporate cash and its margin loan obligation incurred by a wholly-owned special purpose subsidiary of Liberty. As of December 31, 2017, the Liberty SiriusXM Group has cash and cash equivalents of approximately $615 million, which includes $69 million of subsidiary cash.

The Braves Group is comprised of our consolidated subsidiary, Braves Holdings, LLC (“Braves Holdings”), which indirectly owns the Atlanta Braves Major League Baseball Club (“ANLBC”) and certain assets and liabilities associated with ANLBC’s stadium and mixed use development project (the “Development Project”) and cash. Also upon the Recapitalization, Liberty had attributed to the Braves Group all liabilities arising under a note obligation from Braves Holdings to Liberty, with a total borrowing capacity of up to $165 million by Braves Holdings (the “Intergroup Note”) relating to funds borrowed and used for investment in the Development Project. $150 million was outstanding under the Intergroup Note which was repaid during June 2016 using proceeds from the subscription rights offering (as described in more detail below), and the Intergroup Note agreement was cancelled. The remaining proceeds from the rights offering were attributed to the Braves Group. As of December 31, 2017, the Braves Group has cash and cash equivalents of approximately $132 million, which includes $55 million of subsidiary cash. Additionally, as discussed below, the Formula One Group retains an intergroup interest in the Braves Group.

The Formula One Group is comprised of all of the businesses, assets and liabilities of Liberty other than those specifically attributed to the Liberty SiriusXM Group or the Braves Group, including, as of December 31, 2017,  Liberty’s interests in Formula 1 and Live Nation, a  minority equity investment in Time Warner Inc. (“Time Warner”), the Intergroup Note, the recovery received in connection with the Vivendi lawsuit, cash, an intergroup interest in the Braves Group as well as Liberty’s 1.375% Cash Convertible Notes due 2023 and related financial instruments,  Liberty’s 1% Cash Convertible Notes due 2023 and Liberty’s 2.25% Exchangeable Senior Debentures due 2046. As discussed in more detail in note 2, on September 7, 2016 Liberty, through its indirect wholly owned subsidiary Liberty GR Cayman Acquisition Company, entered into two definitive stock purchase agreements relating to the acquisition of Delta Topco Limited (“Delta Topco”), the parent company of Formula 1, a global motorsports business. The transactions contemplated by the first purchase agreement were completed on September 7, 2016 and provided for the acquisition of slightly less than a 20% minority stake in Formula 1 on an undiluted basis. On October 27, 2016 under the terms of the first purchase agreement, Liberty acquired an additional incremental equity interest of Delta Topco, maintaining Liberty’s investment in Delta Topco on an undiluted basis and increasing slightly to 19.1% on a fully diluted basis. Liberty’s interest in Delta Topco and by extension Formula 1 is attributed to the Formula One Group. Liberty acquired 100% of the fully diluted equity interests of Delta Topco, other than a nominal number of

Notes to Attributed Financial Information (Continued)

(unaudited)

shares held by certain Formula 1 teams, in a closing under the second purchase agreement (and following the unwind of the first purchase agreement) on January 23, 2017 (the “Second Closing”). Liberty’s acquired interest in Formula 1, along with existing Formula 1 cash and debt (which is non-recourse to Liberty), was attributed to the Formula One Group upon completion of the Second Closing. As of December 31, 2017, the Formula One Group has cash and cash equivalents of approximately $282 million, which includes $165 million of subsidiary cash.

Following the creation of the new tracking stocks, Liberty distributed to holders of its Liberty Braves common stock subscription rights to acquire shares of Series C Liberty Braves common stock to raise capital to repay the Intergroup Note and for working capital purposes. In the rights distribution, Liberty distributed 0.47 of a Series C Liberty Braves subscription right for each share of Series A, Series B or Series C Liberty Braves common stock held as of 5:00 p.m., New York City time, on May 16, 2016. Fractional Series C Liberty Braves subscription rights were rounded up to the nearest whole right. Each whole Series C Liberty Braves subscription right entitled the holder to purchase, pursuant to the basic subscription privilege, one share of Liberty’s Series C Liberty Braves common stock at a subscription price of $12.80, which was equal to an approximate 20% discount to the trading day volume weighted average trading price of Liberty’s Series C Liberty Braves common stock for the 18-day trading period ending on May 11, 2016.  Each Series C Liberty Braves subscription right also entitled the holder to subscribe for additional shares of Series C Liberty Braves common stock that were unsubscribed for in the rights offering pursuant to an oversubscription privilege. The rights offering commenced on May 18, 2016, which was also the ex-dividend date for the distribution of the Series C Liberty Braves subscription rights. The rights offering expired at 5:00 p.m. New York City time, on June 16, 2016 and was fully subscribed with 15,833,634 shares of Series C Liberty Braves common stock issued to those rightsholders exercising basic and, if applicable, oversubscription privileges. Approximately $150 million of the proceeds from the rights offering were used to repay the amount outstanding on the Intergroup Note and accrued interest to Liberty. The remaining proceeds will be used for future development costs attributed to the Braves Group. In September 2016, the Internal Revenue Service completed its review of the distribution of the Series C Liberty Braves rights offering and notified Liberty that it agreed with the nontaxable characterization of the distribution.

As part of the Recapitalization, the Formula One Group initially held a 20% intergroup interest in the Braves Group. As a result of the rights offering, the number of notional shares underlying the intergroup interest was adjusted to 9,084,940, representing a 15.1% intergroup interest in the Braves Group as of December 31, 2017.  The intergroup interest is a quasi-equity interest which is not represented by outstanding shares of common stock; rather, the Formula One Group has an attributed value in the Braves Group which is generally stated in terms of a number of shares of stock issuable to the Formula One Group with respect to its interest in the Braves Group. Each reporting period, the notional shares representing the intergroup interest are marked to fair value. The change in fair value is recorded in the Unrealized gain (loss) on intergroup interest line item in the unaudited attributed consolidated statements of operations. The Formula One Group’s intergroup interest is reflected in the Investment in intergroup interest line item, and the Braves Group liability for the intergroup interest is reflected in the Redeemable intergroup interest line item in the unaudited attributed consolidated balance sheets. Both accounts are presented as noncurrent, as there are currently no plans for the settlement of the intergroup interest. Appropriate eliminating entries are recorded in the Company’s consolidated financial statements.

As the notional shares underlying the intergroup interest are not represented by outstanding shares of common stock, such shares have not been officially designated Series A, B or C Liberty Braves common stock. However, Liberty has assumed that the notional shares (if and when issued) would be comprised of Series C Liberty Braves common stock in order to not dilute voting percentages. Therefore, the market price of Series C Liberty Braves common stock is used for the quarterly mark-to-market adjustment through the unaudited attributed consolidated statements of operations.

The intergroup interest will remain outstanding until the redemption of the outstanding interest, at the discretion of the Company’s board of directors, through transfer of securities, cash and/or other assets from the Braves Group to the Formula One Group.

Notes to Attributed Financial Information (Continued)

(unaudited)

For information relating to investments in available for sale securities and other cost investments, investments in affiliates accounted for using the equity method and debt, see notes 7, 8 and 10, respectively, of the accompanying consolidated financial statements.

(2)

Cash compensation expense for our corporate employees is allocated among the Liberty SiriusXM Group, Braves Group and the Formula One Group based on the estimated percentage of time spent providing services for each group. On an annual basis estimated time spent will be determined through an interview process and a review of personnel duties unless transactions significantly change the composition of companies and investments in either respective group which would require a timelier reevaluation of estimated time spent. Other general and administrative expenses are charged directly to the groups whenever possible and are otherwise allocated based on estimated usage or some other reasonably determined methodology. Following the Recapitalization, stock compensation related to each tracking stock is calculated based on actual awards outstanding.

While we believe that this allocation method is reasonable and fair to each group, we may elect to change the allocation methodology or percentages used to allocate general and administrative expenses in the future.

(3)

We have accounted for income taxes for the Liberty SiriusXM Group, the Braves Group and the Formula One Group in the accompanying attributed financial information in a manner similar to a stand-alone company basis. To the extent this methodology differs from our tax sharing policy, differences have been reflected in the attributed net assets of the respective groups.

Liberty SiriusXM Group

Income tax benefit (expense) consists of:

	Years ended December 31,
	2017	2016	2015
	amounts in millions
Current:
Federal	$4	12	(13)
State and local	(30)	(21)	(18)
Foreign	—	—	(1)
	(26)	(9)	(32)
Deferred:
Federal	511	(302)	(252)
State and local	(19)	(30)	(38)
Foreign	—	—	—
	492	(332)	(290)
Income tax benefit (expense)	$466	(341)	(322)

Notes to Attributed Financial Information (Continued)

(unaudited)

Income tax benefit (expense) differs from the amounts computed by applying the U.S. federal income tax rate of 35% as a result of the following:

	Years ended December 31,
	2017	2016	2015
	amounts in millions
Computed expected tax benefit (expense)	$(418)	(349)	(268)
State and local income taxes, net of federal income taxes	(40)	(37)	(6)
Dividends received deductions	36	9	—
Taxable dividends not recognized for book purposes	(45)	(11)	—
Federal tax credits	22	67	—
Change in valuation allowance affecting tax expense	(4)	1	(44)
Change in tax rate due to Tax Act	888	—	—
Other, net	27	(21)	(4)
Income tax benefit (expense)	$466	(341)	(322)

The tax effects of temporary differences that give rise to significant portions of the deferred income tax assets and deferred income tax liabilities are presented below:

	December 31,
	2017	2016
	amounts in millions
Deferred tax assets:
Net operating and capital loss carryforwards and tax credits	$689	1,379
Accrued stock compensation	78	122
Other accrued liabilities	52	72
Deferred revenue	500	761
Other future deductible amounts	10	13
Deferred tax assets	1,329	2,347
Valuation allowance	(53)	(48)
Net deferred tax assets	1,276	2,299
Deferred tax liabilities:
Investments	23	15
Fixed assets	198	319
Intangible assets	2,494	3,893
Discount on debt	8	10
Deferred tax liabilities	2,723	4,237
Net deferred tax liabilities	$1,447	1,938

Notes to Attributed Financial Information (Continued)

(unaudited)

Braves Group

Income tax benefit (expense) consists of:

	Years ended December 31,
	2017	2016	2015
	amounts in millions
Current:
Federal	$36	18	4
State and local	2	—	—
Foreign	—	—	—
	38	18	4
Deferred:
Federal	3	(1)	5
State and local	(5)	—	1
Foreign	—	—	—
	(2)	(1)	6
Income tax benefit (expense)	$36	17	10

Income tax benefit (expense) differs from the amounts computed by applying the U.S. federal income tax rate of 35% as a result of the following:

	Years ended December 31,
	2017	2016	2015
	amounts in millions
Computed expected tax benefit (expense)	$22	27	11
State and local income taxes, net of federal income taxes	3	2	1
Change in valuation allowance affecting tax expense	(6)	(2)	—
Change in tax rate due to Tax Act	25	—	—
Other, net	(8)	(10)	(2)
Income tax benefit (expense)	$36	17	10

Notes to Attributed Financial Information (Continued)

(unaudited)

The tax effects of temporary differences that give rise to significant portions of the deferred income tax assets and deferred income tax liabilities are presented below:

	December 31,
	2017	2016
	amounts in millions
Deferred tax assets:
Net operating loss carryforwards	$8	2
Accrued stock compensation	2	2
Other accrued liabilities	114	16
Other future deductible amounts	13	8
Deferred tax assets	137	28
Valuation allowance	(8)	(2)
Net deferred tax assets	129	26
Deferred tax liabilities:
Investments	19	1
Fixed assets	126	2
Intangible assets	46	71
Deferred tax liabilities	191	74
Net deferred tax liabilities	$62	48

Liberty Formula One Group

Income tax benefit (expense) consists of:

	Years ended December 31,
	2017	2016	2015
	amounts in millions
Current:
Federal	$(2)	(69)	(8)
State and local	(2)	(8)	1
Foreign	(9)	—	—
	(13)	(77)	(7)
Deferred:
Federal	64	(85)	102
State and local	3	(9)	7
Foreign	507	—	—
	574	(94)	109
Income tax benefit (expense)	$561	(171)	102

Notes to Attributed Financial Information (Continued)

(unaudited)

Income tax benefit (expense) differs from the amounts computed by applying the U.S. federal income tax rate of 35% as a result of the following:

	Years ended December 31,
	2017	2016	2015
	amounts in millions
Computed expected tax benefit (expense)	$107	(175)	97
State and local income taxes, net of federal income taxes	—	(11)	4
Foreign income taxes, net of federal income taxes	88	—	—
Dividends received deductions	2	2	2
Change in valuation allowance affecting tax expense	222	—	—
Change in tax rate due to Tax Act	16	—	—
Settlements with tax authorities	253	—	—
Income tax reserves	(22)	—	—
Non-deductible / Non-taxable interest	(60)	—	—
Write-off of tax attributes	(42)	—	—
Other, net	(3)	13	(1)
Income tax benefit (expense)	$561	(171)	102

The tax effects of temporary differences that give rise to significant portions of the deferred income tax assets and deferred income tax liabilities are presented below:

	December 31,
	2017	2016
	amounts in millions
Deferred tax assets:
Net operating and capital loss carryforwards	$320	—
Accrued stock compensation	8	12
Other accrued liabilities	9	14
Deferred revenue	2	—
Discount on debt	34	7
Other future deductible amounts	1	3
Deferred tax assets	374	36
Valuation allowance	(51)	—
Net deferred tax assets	323	36
Deferred tax liabilities:
Investments	68	65
Fixed assets	2	9
Intangible Assets	220	—
Other	2	1
Deferred tax liabilities	292	75
Net deferred tax (assets) liabilities	$(31)	39

(4)

In addition to the Intergroup Note between the Braves Group and the Formula One Group as discussed in note 1, there is an intergroup arrangement regarding the securities held by the Formula One Group pledged as collateral pursuant to  a loan at the Braves Group.

As discussed in note 10 of the accompanying consolidated financial statements, 464 thousand Time Warner shares were pledged as collateral to the mixed use facilities as of December 31, 2017. The fair value of the

Notes to Attributed Financial Information (Continued)

(unaudited)

shares pledged as of December 31, 2017 was $42 million. Shares of Time Warner are held by the Formula One Group. Following the Recapitalization, the Company’s board of directors approved an amount payable by the Braves Group to pay the Formula One Group in order to reflect the credit support provided by the assets of the Formula One Group used as collateral for the credit facility obligations of the Braves Group. The amount of this obligation is determined and paid quarterly in arrears, based on the average share price of Time Warner common stock each period. This inter-group arrangement is recorded through the Intergroup payable (receivable) line item in the consolidated attributed balance sheets and through the Interest expense line item in the consolidated attributed statements of operations and eliminated in consolidation. The total amount payable is expected to be less than $1 million each annual period.

The intergroup balances as December 31, 2017 and December 31, 2016 also include the impact of the timing of certain tax benefits. Per the tracking stock tax sharing policies, consolidated income taxes arising from the Liberty SiriusXM Group in periods prior to the Recapitalization were not subject to tax sharing and were allocated to the Formula One Group. As such, the balance of the Intergroup tax payable between the Liberty SiriusXM Group and the Formula One Group was zero at the effective date of the Recapitalization and is accounted for going forward beginning on such date.

(5)

The Liberty SiriusXM common stock, Liberty Braves common stock and Liberty Formula One common stock have voting and conversion rights under our restated charter. Following is a summary of those rights. Holders of Series A common stock of each group will be entitled to one vote per share, and holders of Series B common stock of each group will be entitled to ten votes per share. Holders of Series C common stock of each group will be entitled to 1/100th of a vote per share in certain limited cases and will otherwise not be entitled to vote. In general, holders of Series A and Series B common stock will vote as a single class. In certain limited circumstances, the board may elect to seek the approval of the holders of only Series A and Series B Liberty SiriusXM common stock, Series A and Series B Liberty Braves common stock, or the approval of the holders of only Series A and Series B Liberty Formula One common stock.

At the option of the holder, each share of Series B common stock of each group will be convertible into one share of Series A common stock of the same group. At the discretion of our board, the common stock related to one group may be converted into common stock of the same series that is related to another other group.